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                                                                   EXHIBIT 10.6

                       DEFERRED COMPENSATION AGREEMENT



    THIS AGREEMENT, made this 1st day of April, 1992, by and between Stanley I. Clothier (the "Employee") and Datalink Corporation, a corporation organized and existing pursuant to the laws of the State of Minnesota (the "Corporation").

                                  RECITALS:

    A. Employee is a key employee of the Corporation who has rendered invaluable services to the Corporation; and

    B. The Corporation wishes to offer an inducement to Employee to remain as an employee in the form of additional compensation for services which he will hereafter render; and

    C. Employee is willing to continue in his position of employment with the Corporation on the basis stated herein.

    NOW, THEREFORE, in consideration of the mutual promises and covenants as hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

    1.   Employment.    The Corporation will employ Employee at such rate of
compensation as may be so determined. The Employee will devote his energy, skill and best efforts to the affairs of the Corporation as required. Employment will continue from the date of execution of this Agreement until December 31, 1994, but, nevertheless, either Corporation or Employee may terminate said employment at any time for any reason upon thirty (30) days' written notice to the other.

    2. Deferred Compensation in the Event of Involuntary Termination, Retirement, Death or Disability. In the event of Employee's involuntary termination of employment with the Corporation, his retirement on December 31, 1994, his death or his disability, the Corporation shall pay to the Employee or to his estate a monthly income of $7,000 for sixty (60) months. This benefit shall commence January 1, 1995, and shall continue each month thereafter until paid; provided, however, that any payment of monthly income shall be further deferred if, after giving effect to such payment, the Corporation will not be in full compliance with all of the covenants and conditions contained in the General Credit and Security Agreement dated December 29, 1989, between the Corporation and Fremont Financial Corporation, and any amendments thereto or successor credit agreements (collectively referred to as the "Credit Agreement"). Any such payment or payments further deferred shall be deferred until such time as the Corporation shall be in full compliance with the Credit Agreement, after giving effect to such payment or payments.
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    3.     Deferred Compensation in the Event of Voluntary Termination of
Employment. In the event of Employee's voluntary termination of employment with the Corporation, the Corporation shall pay to the Employee or his estate a defined percentage of the monthly income under paragraph 2 for sixty (60) months. The defined percentage shall be a fraction, the numerator of which shall be the number of months after December 31, 1991 Employee shall be employed by the Corporation and the denominator of which shall be thirty-six
(36). This benefit shall commence January 1, 1995, and shall continue each month thereafter until paid; provided, however, that any payment of monthly income shall be further deferred if, after giving effect to such payment, the Corporation will not be in full compliance with all of the covenants and conditions contained in the General Credit and Security Agreement dated December 29, 1989, between the Corporation and Fremont Financial Corporation, and any amendments thereto or successor credit agreements (collectively referred to as the "Credit Agreement"). Any such payment or payments further deferred shall be deferred until such time as the Corporation shall be in full compliance with the Credit Agreement, after giving effect to such payment or payments.

    4. Conditions Precedent to Entitlement to Deferred Compensation. The Employee acknowledges that, if he were to compete with the Employer in the computer business, it would cause serious harm to the Employer. Therefore, if the Employee voluntarily terminates his employment with the Corporation, Employee covenants that he will not engage in any business which competes with the Corporation for a period of five (5) years after termination of employment. In the event of a violation of this covenant, the deferred compensation payable under this Agreement shall immediately cease, and no further deferred compensation shall be due and payable to the Employee.

    5. Source of Payments. The Employee and the estate of the Employee and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of the Corporation set forth herein, and nothing in this Agreement shall be construed to give the Employee, the estate of the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Corporation or in which it may have any right, title or interest now or in the future, but Employee shall have the right to enforce his claims against the Corporation in the same manner as any unsecured creditor.

    6.     Inclusion of Employment Taxes and Retirement Benefits.    All
deferred compensation received pursuant to this Agreement shall be inclusive of any employment taxes, including, but not limited to, FICA, FUTA, state and federal income taxes, which may be due on those benefits and any corporate retirement plan contributions, including, but not limited to, 401K plans, which may be due on those benefits.





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    7.   Miscellaneous.

         7.1 All representations, covenants and warranties made hereunder shall survive the closing for the benefit of all parties.

         7.2 This Agreement sets forth the entire understanding of the parties with respect to its subject matter and it may not be altered except by written agreement by all parties hereto.

         7.3 The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns.

         7.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         7.5 Each provision of this Agreement shall be considered separable and, if for any reason any provision herein is determined to be invalid, such invalidity shall not impair or otherwise affect the validity of the other provisions of this Agreement. Moreover, the parties agree to replace such invalid provision with a substitute provision that will satisfy the intent of the parties.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first hereinabove set forth.



EMPLOYEE:                                  Stanley I. Clothier
                                           -----------------------------------
                                           STANLEY I. CLOTHIER



CORPORATION:                               DATALINK CORPORATION



                                           By Stanley I. Clothier
                                              --------------------------------

                                                 Its  President
                                                    --------------------------




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